Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 (No. 333-261312 and 333-266788), Form S-1 (333-274800, 333-272564 and 333-267404) and Form S-3 (No. 333-269644) of our report dated March 28, 2024 with respect to the audited consolidated financial statements of Volcon, Inc. and its subsidiary (collectively, the “Company") appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023 .

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 28, 2024